Exhibit 99.1

Fairchild Semiconductor Reports Results for the First Quarter 2011

•	PCIA Sales Up 9% Sequentially to Now More than Half of Total Company Sales
•	Cash and Securities Exceed Debt by a Record $136.8 million

Fairchild Semiconductor (NYSE: FCS), a leading global supplier of high performance power and mobile products, today announced results for the first quarter ended March 27, 2011. Fairchild reported first quarter sales of $413 million, up 4% from the prior quarter and 9% higher than the first quarter of 2010.

Fairchild reported first quarter net income of $43.5 million or $0.33 per diluted share compared to $51.0 million or $0.40 per diluted share in the prior quarter and $22.6 million or $0.18 per diluted share in the first quarter of 2010. Gross margin was 36.8% compared to 37.0% in the prior quarter and 32.2% in the year ago quarter.

Fairchild reported first quarter adjusted gross margin of 36.9%, down 20 basis points sequentially and 440 basis points higher than in the first quarter of 2010. Adjusted gross margin excludes accelerated depreciation and inventory reserve releases related to fab closures. Adjusted net income was $51.3 million or $0.39 per diluted share, compared to $57.3 million or $0.45 per diluted share in the prior quarter and $31.8 million or $0.25 per diluted share in the first quarter of 2010. Adjusted net income excludes amortization of acquisition-related intangibles, restructuring and impairments, accelerated depreciation and inventory reserve releases related to fab closures, and associated net tax impact of these items and other acquisition-related intangibles.

“We got off to great start for 2011 by delivering strong sales growth and gross margin at the high end of expectations,” said Mark Thompson, Fairchild’s chairman, CEO and president. “We grew PCIA sales 9% sequentially due to the capacity additions we made to support strong demand from industrial, automotive, appliance and alternative energy customers. We have excellent backlog visibility in this business and continue to add capacity to support our customers’ requirements. We posted 1% sequential sales growth in our MCCC business which is particularly notable given normal end market seasonality and the weakness seen in the computing and consumer segments. MCCC sales growth was driven by further share gains in smart phones, tablets and consumer applications. Our standard product sales were down sequentially as we continue to shift capacity to higher margin business. Our core businesses, which now drive 90% of our total sales, are growing well and we expect to continue this trend as we enter what is typically the highest demand quarters of the year.

End Markets and Channel Activity

“Demand was generally in-line with expectations for all segments except the computing end market which was weaker due to Intel chipset delays,” stated Thompson. “We saw a solid improvement in computing orders in March and expect good sales growth from this segment in Q2. We continue to see robust demand for our high voltage solutions from the industrial, automotive, appliance and alternative energy end markets. Distribution sell through was impacted by the weakness in the computing market but rebounded in March and is tracking to solid growth in Q2. Channel inventory remains within our target range.

First Quarter Financials

“Gross margin came in at the high end of expectations due to further progress on improving product mix and higher factory utilization,” said Mark Frey, Fairchild’s executive vice president and CFO. “R&D and SG&A expenses were $92 million which was favorable to our guidance range due to lower payroll and variable compensation expenses. Adjusted tax expense was $7.8 million or 13% of adjusted income before taxes. We generated $22.4 million of free cash flow during the quarter and paid $17 million to acquire a silicon carbide power transistor company. At the end of the quarter, total cash and securities exceeded our debt by a record $136.8 million. We increased internal inventory dollars by 4% to hold our days of inventory flat with the prior quarter.

Forward Guidance

“We expect sales to be $425 to $435 million in the second quarter,” said Frey. “Our current scheduled backlog is sufficient to achieve this range. We expect to increase adjusted gross margin to 37.0% to 37.5% due primarily to the impact of better mix and higher factory utilization in Q1. We anticipate R&D and SG&A spending of $96 to $98 million in the second quarter as we increase our investment in new product development and sales and incur greater equity compensation expenses driven by our higher stock price. Net interest expense is expected to be roughly $2 million per quarter going forward. The adjusted tax rate is forecast at 15 percent plus or minus 3 percent for the quarter. As with last quarter, we are not assuming any obligation to update this information, although we may choose to do so before we announce second quarter results.”

Adjusted gross margin, adjusted net income and loss and free cash flow are non-GAAP financial measures and should not be considered replacements for GAAP results. We exclude accelerated depreciation and inventory write-offs/reserves related to fab closures from GAAP gross margins to determine adjusted gross margins. To determine adjusted net income/loss, we exclude amortization of acquisition-related intangibles, restructuring and impairments, accelerated depreciation and inventory reserve releases related to fab closures, and associated net tax impact of these items and other acquisition-related intangibles. To determine free cash flow, we subtract capital expenditures from GAAP cash provided by operating activities. Fairchild presents adjusted results because its management uses them as additional measures of the company’s operating performance, and management believes adjusted financial information is useful to investors because it illuminates underlying operational trends by excluding significant non-recurring, non-cash or otherwise unusual transactions. Fairchild’s criteria for determining adjusted results may differ from methods used by other companies, and should not be regarded as a replacement for corresponding GAAP measures.

Special Note on Forward Looking Statements:

Some of the paragraphs above, including the one headed “Forward Guidance,” contain forward-looking statements that are based on management’s assumptions and expectations and involve risk and uncertainty. Other forward-looking statements may also be found in this news release. Forward-looking statements usually, but do not always, contain forward-looking terminology such as “we believe,” “we expect,” or “we anticipate,” or refer to management’s expectations about Fairchild’s future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: failure to maintain order rates at expected levels; failure to achieve expected savings from cost reduction actions or other adverse results from those actions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks, including the risks of failing to maintain the right to use some technologies or failing to adequately protect our own intellectual property against misappropriation or infringement; availability of manufacturing capacity; the risk of production delays; availability of raw materials at competitive prices; competitors’ actions; loss of key customers, including but not limited to distributors; the inability to attract and retain key management and other employees; order cancellations or reduced bookings; changes in manufacturing yields or output; risks related to warranty and product liability claims; risks inherent in doing business internationally; changes in tax regulations or the migration of profits from low tax jurisdictions to higher tax jurisdictions; regulatory risks and significant litigation. These and other risk factors are discussed in the company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor’s web site at investor.fairchildsemi.com or the SEC’s web site at www.sec.gov.

About Fairchild Semiconductor:

Fairchild Semiconductor (NYSE: FCS) – global presence, local support, smart ideas. Fairchild delivers energy-efficient, easy-to-use and value-added semiconductor solutions for power and mobile designs. We help our customers differentiate their products and solve difficult technical challenges with our expertise in power and signal path products. Please contact us on the web at www.fairchildsemi.com.

Fairchild Semiconductor International, Inc.

Consolidated Statements of Operations

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended
	March 27, 2011	December 26, 2010	March 28, 2010
Total revenue	$413.0	$397.7	$378.0
Cost of sales (1)	261.0	250.5	256.4

Gross margin	152.0	147.2	121.6

Gross margin %	36.8%	37.0%	32.2%
Operating expenses:
Research and development (2)	36.9	32.2	28.4
Selling, general and administrative (3)	55.1	55.2	52.3
Amortization of acquisition-related intangibles	5.6	5.7	5.6
Restructuring and impairments	2.5	3.3	2.4

Total operating expenses	100.1	96.4	88.7

Operating income	51.9	50.8	32.9
Other expense, net	1.1	1.1	2.4

Income before income taxes	50.8	49.7	30.5
Provision (benefit) for income taxes	7.3	(1.3)	7.9

Net income	$43.5	$51.0	$22.6

Net income per common share:
Basic	$0.34	$0.41	$0.18

Diluted	$0.33	$0.40	$0.18

Weighted average common shares:
Basic	126.1	124.0	124.7

Diluted	130.9	128.0	128.6

(1) Equity compensation expense included in cost of sales	$0.9	$0.9	$2.3
(2) Equity compensation expense included in research and development	$0.9	$0.9	$1.1
(3) Equity compensation expense included in selling, general and administrative	$3.2	$2.7	$2.4

Fairchild Semiconductor International, Inc.

Reconciliation of Net Income To Adjusted Net Income

(In millions)

(Unaudited)

	Three Months Ended
	March 27, 2011	December 26, 2010	March 28, 2010
Net income	$43.5	$51.0	$22.6
Adjustments to reconcile net income to adjusted net income:
Restructuring and impairments	2.5	3.3	2.4
Accelerated depreciation on assets related to fab closure (1)	0.2	0.2	1.3
Inventory write off/release associated with fab closure (1)	—	—	(0.1)
Amortization of acquisition-related intangibles	5.6	5.7	5.6
Associated net tax effects of the above and other acquisition-related intangibles	(0.5)	(2.9)	—

Adjusted net income	$51.3	$57.3	$31.8

Adjusted net income per common share:
Basic	$0.41	$0.46	$0.26

Diluted	$0.39	$0.45	$0.25

(1)	Recorded in cost of sales

Fairchild Semiconductor International, Inc.

Reconciliation of Gross Margin To Adjusted Gross Margin

(In millions)

(Unaudited)

	Three Months Ended
	March 27, 2011	December 26, 2010	March 28, 2010
Gross margin	$152.0	$147.2	$121.6
Adjustments to reconcile gross margin to adjusted gross margin:
Accelerated depreciation on assets related to fab closure	0.2	0.2	1.3
Inventory write off/release associated with fab closure	—	—	(0.1)

Adjusted gross margin	$152.2	$147.4	$122.8

Adjusted gross margin %	36.9%	37.1%	32.5%

Adjusted net income, adjusted net income per share, and adjusted gross margin should not be considered as alternatives to net income (loss), net income (loss) per share, gross margin or other measures of consolidated operations and cash flow data prepared in accordance with accounting principles generally accepted in the United States of America, as indicators of our operating performance, or as alternatives to cash flow as a measure of liquidity.

Fairchild Semiconductor International, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	March 27, 2011	December 26, 2010
ASSETS
Current assets:
Cash and cash equivalents	$425.5	$404.6
Short-term marketable securities	0.1	0.1
Receivables, net	152.6	156.4
Inventories	241.4	232.7
Other current assets	47.3	49.3

Total current assets	866.9	843.1
Property, plant and equipment, net	704.2	689.3
Intangible assets, net	79.5	69.7
Goodwill	169.4	164.8
Long-term securities	31.0	30.3
Other assets	53.8	51.9

Total assets	$1,904.8	$1,849.1

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$3.8	$3.8
Accounts payable	153.9	139.0
Accrued expenses and other current liabilities	108.9	139.2

Total current liabilities	266.6	282.0
Long-term debt, less current portion	316.0	316.9
Other liabilities	78.1	71.5

Total liabilities	660.7	670.4
Temporary equity – deferred stock units	2.5	2.4
Total stockholders’ equity	1,241.6	1,176.3

Total liabilities, temporary equity and stockholders’ equity	$1,904.8	$1,849.1

Fairchild Semiconductor International, Inc.

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended
	March 27, 2011	March 28, 2010
Cash flows from operating activities:
Net income	$43.5	$22.6
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	38.3	40.3
Non-cash stock-based compensation expense	5.0	5.3
Deferred income taxes, net	(1.8)	2.0
Other	0.6	0.4
Changes in operating assets and liabilities, net of acquisitions	(28.9)	(17.1)

Cash provided by operating activities	56.7	53.5

Cash flows from investing activities:
Capital expenditures	(34.3)	(17.8)
Maturity of marketable securities	0.1	0.1
Other	(0.8)	(0.3)
Acquisitions, net of cash acquired	(16.5)	—

Cash used in investing activities	(51.5)	(18.0)

Cash flows from financing activities:
Repayment of long-term debt	(0.9)	(1.3)
Proceeds from issuance of common stock and from exercise of stock options, net	25.9	—
Purchase of treasury stock	—	(7.6)
Shares withheld for employees taxes	(9.3)	—

Cash provided by (used in) financing activities	15.7	(8.9)

Net change in cash and cash equivalents	20.9	26.6
Cash and cash equivalents at beginning of period	404.6	415.8

Cash and cash equivalents at end of period	$425.5	$442.4

Fairchild Semiconductor International, Inc.

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended
	March 27, 2011	March 28, 2010
Cash provided by operating activities	$56.7	$53.5
Capital expenditures	(34.3)	(17.8)

Free cash flow	$22.4	$35.7

Editorial Contacts:
Fairchild Semiconductor:	Fairchild Semiconductor:	Agency Contact:
Patti Olson	Dan Janson	Topaz Partners
Corporate Communications	Investor Relations	Sarah Thomas
(800) 341-0392 X 8728	(207) 775-8660	(781) 404-2427
Email: patti.olson@fairchildsemi.com	Email: investor@fairchildsemi.com	fairchild@topazpartners.com